UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2007

VIASPACE Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	333-110680	76-0742386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

171 North Altadena Drive, Suite 101, Pasadena, California		91107
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	626-768-3360

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2007, VIASPACE Inc. announced that Mr. Rick B. Calacci has been appointed as an independent director of the company. Mr. Calacci, 54, President of Access Sales Group, has extensive experience as a senior sales and marketing executive. Previously Mr. Calacci was General Manager/Senior Vice President for Hannspree California, Inc.; President of Moxell Technology, Inc.; Senior Executive Vice President for Sharp Electronics Corporation; and Vice President-Sales for Toshiba America Consumer Products. Mr. Calacci’s expertise is in strategic marketing and sales of consumer electronics and computer products at the retail level, brand building and supply chain management.

Mr. Calacci has not yet been appointed to any committees of the Board. In addition, pursuant to the Company's director compensation policy, Mr. Calacci will receive an option to purchase 1,000,000 shares of VIASPACE's common stock, which options will vest over four years and have an exercise price at the closing stock price on the date of grant. Mr. Calacci will also receive annual cash compensation for his service on the Board of $10,000, of which $2,500 is payable upon election to the Board, and additional payments of $2,500 will be made at the end of each fiscal quarter of service beginning on June 30, 2007. Mr. Calacci will also receive $1,000 for every Board meeting attended in person, and $500 for every meeting attended by telephone. Mr. Calacci will be compensated for any committee meetings at the rate of $250 per meeting attended in person or by telephone.

A copy of the press release announcing this appointment is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit No. Description

99.1 Press Release dated February 5, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASPACE Inc.

February 5, 2007	By:	Stephen J. Muzi

Name: Stephen J. Muzi
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated February 5, 2007